Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

THE ST. JOE COMPANY

OF UP TO 16,666,666 SHARES OF ITS COMMON STOCK

AT A PURCHASE PRICE OF $18.00 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 22, 2015, UNLESS THE TENDER OFFER IS EXTENDED.

The St. Joe Company (“St. Joe,” “we,” “us” or “our”) is offering to purchase up to 16,666,666 shares of its common stock, no par value, at a price of $18.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the “tender offer.” Unless the context otherwise requires, all references to “shares” shall refer to the shares of common stock, no par value, of St. Joe.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered. Shares tendered but not purchased pursuant to the tender offer will be returned at our expense promptly after the expiration date. See Section 1. We reserve the right, in our sole discretion, to purchase more than 16,666,666 shares in the tender offer, subject to applicable law.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “JOE.” On August 21, 2015, the last trading day prior to the announcement and commencement of the tender offer, the last sale price of our shares reported on the NYSE was $16.89 per share. YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. SEE SECTION 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER ST. JOE, OUR BOARD OF DIRECTORS, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT WITH YOUR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

Questions and requests for assistance may be directed to D.F. King & Co., Inc., the Information Agent for the tender offer, at its address and telephone number set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, or any document incorporated herein by reference, may be directed to the Information Agent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

August 24, 2015

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1)(a) complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to American Stock Transfer & Trust Company, LLC, the Depositary for the tender offer, and mail or deliver the share certificates to the Depositary together with any other documents required by the Letter of Transmittal, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares. If you desire to tender shares pursuant to the tender offer and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the expiration of the tender offer, or your shares cannot be delivered before the expiration of the tender offer under the procedure for book-entry transfer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

The tender offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction, provided that St. Joe will comply with the requirements of Rule 13e-4(f)(8) of the Securities Exchange Act of 1934, as amended.

You should only rely on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

-i-

-ii-

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?	The St. Joe Company, which we refer to as “St. Joe,” “we,” “us” or “our,” is offering to purchase shares of its common stock, no par value, in a tender offer.

What will the purchase price for the shares be and what will be the form of payment?	We are offering to purchase your shares at a price of $18.00 per share. If your shares are purchased in the tender offer, you will be paid the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the tender offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See Sections 1 and 5.

How many shares will St. Joe purchase?	We are offering to purchase 16,666,666 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date (as defined below). 16,666,666 shares represents approximately 18.2% of our outstanding common stock as of August 21, 2015. We also expressly reserve the right to purchase an additional number of shares not to exceed 2% of the outstanding shares, and could decide to purchase more shares, subject to applicable legal requirements. As of August 21, 2015, we had 92,332,565 issued and 91,677,700 outstanding shares (and 99,775 shares reserved for issuance upon exercise of all outstanding stock options). See Section 11. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

Why is St. Joe making the tender offer?	The primary purpose of the tender offer is to provide our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. As discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, we currently have significant liquid assets as a result of the completion of the AgReserves Sale and RiverTown Sale (each as defined in Section 2). Based on an evaluation of St. Joe’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future, including the fact that we are currently studying a longer-term property development strategy that could generate losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements, our management and Board of Directors believe that it is appropriate at this time to offer to repurchase shares pursuant to the tender offer using a portion of the cash proceeds we received from the AgReserves Sale and the RiverTown Sale. See Section 2.

We also believe that the tender offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares without the potential disruption to the share price that can result from market sales. The liquidity of the trading market in our shares is currently limited as a result of relatively concentrated ownership by our major shareholders and the long-term nature of our business, and trading in our shares will likely continue to be relatively illiquid for the foreseeable future. See Section 2.

The tender offer also provides our shareholders with an efficient way to sell their shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “odd lot holders,” as defined in Section 1, who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the tender offer will avoid any odd lot discounts that might otherwise be applicable to sales of their shares. See Sections 1 and 2.

In addition, if St. Joe completes the tender offer, shareholders who choose not to tender will own, and shareholders who retain an equity interest in St. Joe as a result of a partial or conditional tender of shares may own, a greater percentage ownership of our outstanding shares to the extent we purchase shares in the tender offer. However, following consummation of the tender offer, shareholders retaining an equity interest in St. Joe may also face reduced trading liquidity. See Section 2.

How will St. Joe pay for the shares?	Assuming we purchase 16,666,666 shares in the tender offer, approximately $300 million will be required to purchase such shares. We expect to fund the share purchases in the tender offer, and to pay related fees and expenses, from our current assets, including cash and cash equivalents and investments. The tender offer is not subject to a financing contingency. See Sections 7 and 9.

How long do I have to tender my shares?	You may tender your shares until the tender offer expires. The tender offer will expire on September 22, 2015 at 5:00 p.m., New York City time, unless we extend it. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1.

We may choose to extend the tender offer for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. See Section 15.

How will I be notified if St. Joe extends the tender offer?	We will issue a press release by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 15.

What will happen if I do not tender my shares?	Upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in us and thus in our future earnings and assets, subject to our right to issue additional shares of common stock and other equity securities in the future. See Section 2.

Are there any conditions to the tender offer?	Yes. Our obligation to accept and pay for your tendered shares depends upon a number of conditions, which must be satisfied or waived by us on or prior to the expiration date, including:

•	No legal action shall have been proposed, instituted or pending, nor shall we have received notice of such action that challenges or otherwise relates to the tender offer.

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any governmental or regulatory limitation or any event or adverse change in the financial or capital markets generally, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States, shall have occurred.

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on our business, financial condition, income, operations or business or financial prospects shall have occurred.

•	No commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, shall have occurred.

•	No decline of 10% or more in the market price of our common stock or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or Standard & Poor’s 500 Composite Index measured from the close of trading on August 21, 2015 shall have occurred.

•	No person shall have proposed, announced or made a tender or exchange offer (other than this tender offer), merger, business combination or other similar transaction involving us or any of our subsidiaries nor shall we or any of our subsidiaries have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction.

•

No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before August 21, 2015). No person or group which has made such a filing on or before August 21, 2015 shall acquire or propose to acquire an additional 2% or more of our outstanding shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding shares. No one shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities.

•	No change, condition or event (or any condition or event involving a prospective change) shall have occurred in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, franchises, permits, permit applications, results of operations or business or financial prospects that, in our reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on us and our subsidiaries, on the value of or trading in our common stock, on our ability to consummate the tender offer or on the benefits of the tender offer to us.

•	No determination shall have been made by St. Joe that there shall be any reasonable likelihood, as determined by St. Joe in its reasonable judgment, that the consummation of the tender offer and the purchase of shares could result in either (a) the tender offer being considered a “going private transaction” under Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (b) St. Joe failing to comply with the distribution requirements of Section 607.06401 of the Florida Statutes.

The tender offer is subject to these conditions and a number of other conditions. See Section 7.

How do I tender my shares?	To tender your shares, prior to 5:00 p.m., New York City time, on September 22, 2015 (unless the tender offer is extended):

•	you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase; or

•	the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or “agent’s message”; or

•	you must comply with the guaranteed delivery procedure.

If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank or other nominee to effect the transaction for you. You may also contact the Information Agent for assistance.

See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for shares participate in the tender offer?

Options to purchase shares cannot be tendered in the tender offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our share-based compensation plans and St. Joe’s policies and practices, and tender the shares received upon such exercise in accordance with the tender offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options and the provisions for pro rata purchases by St. Joe. We strongly encourage optionholders to discuss the tender offer with their own financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the expiration date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related stock option plan and option agreement and St. Joe policies and practices at least four business days prior to the expiration date. See Section 3.

May I tender only a portion of the shares that I hold?	Yes. You do not have to tender all or any minimum amount of the shares that you own to participate in the tender offer.

Once I have tendered shares in the tender offer, can I withdraw my tender?	You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on September 22, 2015, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after October 20, 2015. See Section 4.

How do I withdraw shares I previously tendered?	You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for withdrawal of your shares. See Section 4.

Has St. Joe or its Board of Directors adopted a position on the tender offer?	Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. See Section 2. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Will St. Joe’s directors and executive officers tender shares in the tender offer?	Our directors, executive officers and affiliates are entitled to participate in the tender offer on the same basis as all other shareholders. All of our directors and executive officers have indicated that they do not currently intend to participate in the tender offer (though no final decision has been made). Fairholme Capital Management, L.L.C. has advised us that it does not intend to cause client accounts over which it exercises investment discretion, including The Fairholme Fund, a series of Fairholme Funds, Inc., to tender any shares into the offer, and we are not aware of any of our other affiliates that intend to tender any shares in the tender offer. See Section 11.

Following the tender offer, will St. Joe continue as a public company?	We do not believe that our purchase of shares in the tender offer will cause us to be eligible for deregistration under the Exchange Act or delisted from the NYSE.

What happens if more than 16,666,666 shares are tendered in the tender offer?	We will purchase shares:
•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date;

•	second, after purchasing the shares from the “odd lot” holders, from all other shareholders who properly tender shares and who do not properly withdraw them before the expiration date, on a pro rata basis, subject to the conditional tender provisions described in Section 6, with appropriate adjustments to avoid purchases of fractional shares until we have purchased 16,666,666 shares (or such greater number of shares as we may elect to purchase, subject to applicable law); and

•	third, only if necessary to permit us to purchase 16,666,666 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) and not properly withdrawn before the expiration date by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased. See Section 1.

When will St. Joe pay for the shares I tender?	We will pay the purchase price, net to you in cash, less any applicable withholding taxes and without interest, for the shares we purchase within three business days after the expiration of the tender offer and the acceptance of the shares for payment (but only after timely receipt by the Depositary of the documents required by the Letter of Transmittal). In the event of proration, we do not expect to be able to commence payment for shares until approximately five business days after the expiration date. See Sections 1 and 5.

What is the recent market price of my St. Joe shares?	On August 21, 2015, the last trading day prior to the announcement and commencement of the tender offer, the last sale price for our shares reported on the NYSE was $16.89 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your shares. See Section 8.

Does St. Joe intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?	Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any shares, other than in the tender offer, until at least ten business days have elapsed after the expiration date. Accordingly, any additional purchases outside the tender offer may not be consummated until at least ten business days have elapsed after the expiration date.

Through December 31, 2011, our Board of Directors had authorized a total of $950.0 million for the repurchase of outstanding shares from shareholders under our Stock Repurchase Program (as defined in Section 2). Through June 30, 2015, a total of approximately $846.2 million had been expended in the Stock Repurchase Program from its inception. During the period beginning July 21, 2015 and ending on August 10, 2015, St. Joe purchased shares under the Stock Purchase Program with an aggregate purchase price of $10.2 million pursuant to its Rule 10b5-1 trading plan. On August 15, 2015, our Board of Directors authorized the repurchase of additional shares with an aggregate purchase price of up to $300 million (including the previously unused $93.6 million of authority). As a result, as of the commencement of the tender offer, St. Joe has remaining authority under the Stock Repurchase Program of $300 million, substantially all of which will be used if the tender offer is fully subscribed.

After completing the tender offer, we may consider from time to time various means of returning additional cash to shareholders, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. However, there can be no assurance that we will pursue any such actions. See Section 2.

Will I have to pay brokerage commissions if I tender my shares?	If you are a registered shareholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Sections 1 and 3.

What are the U.S. federal income tax consequences if I tender my shares?	If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution. See Section 13. If you are a Non-U.S. Holder (as defined in Section 13), the payment of cash for your tendered shares may be subject to United States federal income tax withholding at a 30% rate unless one of certain exemptions applies. See Sections 3 and 13.

Will I have to pay any stock transfer tax if I tender my shares?	We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the letter of transmittal. See Section 5.

What will happen if I do not tender my shares?	Shareholders who choose not to tender will own a greater percentage ownership of our outstanding shares to the extent we purchase shares in the tender offer. To the extent we purchase shares in the tender offer, shareholders retaining an equity interest in St. Joe may also face reduced trading liquidity. See Section 2.

To whom can I talk if I have questions?	The Information Agent can help answer your questions. The Information Agent is D.F. King & Co., Inc. Its contact information is set forth on the back cover page of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This document may contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, and may include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “forecasts,” “hopes,” “should,” “estimates” or words of similar meaning. Specifically, the documents incorporated by reference in this document, including St. Joe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and St. Joe’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, contain forward-looking statements regarding:

•	our expectations concerning our future business strategy;

•	our expectations concerning our intent to seek additional opportunities to invest our liquid assets, including our intent to seek opportunities that could increase our returns;

•	our expectations concerning the timing and effect of selecting a future replacement for our CEO;

•	our expectations concerning demand for residential real estate, including mixed-use and active adult communities, in Northwest Florida and our ability to develop projects that meet that demand;

•	our expectations concerning the volatility in the consistency and pace of our residential real estate sales, the type of buyers interested in our residential real estate, and the mix of homesites that will be available for sale and the related effect on our gross profit margins;

•	our beliefs concerning the seasonality of our revenues;

•	our expectations regarding the demand for commercial and industrial uses, and our ability to develop projects that meet that demand;

•	our expectations regarding unrealized losses related to our investments, including potential future downturns related to our corporate debt securities and other investments;

•	our belief that St. Joe Club & Resorts will provide us with a competitive advantage and help us increase our market share;

•	our expectations regarding the financial impact of our decision to launch St. Joe Club & Resorts and to privatize certain golf courses and resorts facilities;

•	our expectations regarding the amount and timing of the impact fees which we will receive in connection with the RiverTown Sale;

•	our expectations regarding the costs and benefits of the Timber Note monetization structure as discussed in St. Joe’s Form 10-K for the fiscal year ended December 31, 2014, including the timing and amount of the expenses that NFTF will incur during the life of the Timber Note and the amount of the remaining principal balance;

•	our expectation regarding our liquidity or ability to satisfy our working capital needs, expected capital expenditures, principal and interest payments on our debt and deferred tax liabilities;

•	our expectation regarding the impact of pending litigation, claims, other disputes or governmental proceedings, including the pending SEC investigation, on our financial position or results of operations, and our belief regarding the defenses to litigation claims against us;

•	our belief regarding compliance with environmental and other applicable regulatory matters;

•	our expectations with respect to the accounting treatment for the AgReserves Sale and RiverTown Sale;

•	our estimates regarding certain tax matters and accounting valuations, including our ability to use our tax assets to mitigate any tax liabilities that arise from the AgReserves Sale and the timing and amount we expect to pay in future income taxes;

•	our expectations regarding the sufficiency of the surplus assets of the cash balance defined benefit pension plan previously sponsored by St. Joe (the “Pension Plan”) to fund future benefits to 401(k) plan participants; and

•	our expectations regarding the impact of new accounting pronouncements.

These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and assumptions. We wish to caution readers that certain important factors may have affected and could in the future affect our actual results and could cause actual results to differ significantly from those expressed in any forward-looking statement. The most important factors that could prevent us from achieving our goals, and cause the assumptions underlying forward-looking statements and the actual results to differ materially from those expressed in or implied by those forward-looking statements include, but are not limited to, those risk factors and disclosures set forth in our Form 10-K for the year ended December 31, 2014, subsequent Form 10-Qs and other current reports, and the following:

•	any changes in our strategic objectives, including any such changes implemented as a result of our planned CEO search;

•	significant decreases in the market value of our investments in securities or any other investments;

•	our ability to capitalize on opportunities relating to a mixed use and active adult community or communities in Northwest Florida;

•	changes in our customer base and the mix of homesites available for sale in our residential real estate;

•	any further downturns in real estate markets in Florida or across the nation;

•	a slowing of the population growth in Florida, including a decrease of the migration of Baby Boomers to Florida;

•	our dependence on the real estate industry and the cyclical nature of our real estate operations;

•	our ability to successfully and timely obtain land-use entitlements and construction financing, and address issues that arise in connection with the use and development of our land, including the permits required for the launch of our planned mixed-use and active adult communities;

•	changes in laws, regulations or the regulatory environment affecting the development of real estate;

•	any unrealized losses related to our investments, including any potential further downturns in our corporate debt securities or any other of our investments;

•	our ability to effectively deploy and invest our assets, including our available-for-sale securities;

•	the anticipated benefits from our decision to launch St. Joe Club & Resorts and to privatize certain golf courses and resort facilities may not be realized, may take longer to realize than expected, or may cost more to achieve than expected;

•	our ability to successfully estimate the amount and timing of the impact fees we will receive in connection with the RiverTown Sale;

•	our ability to successfully estimate the costs and benefits of the Timber Note monetization structure;

•	increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure;

•	our ability to anticipate the impact of pending environmental litigation matters or governmental proceedings on our financial position or results of operations;

•	the expense, management distraction and possible liability associated with litigation, claims, other disputes or governmental proceedings, including the pending SEC investigation;

•	potential liability under environmental or construction laws, or other laws or regulations;

•	our ability to successfully estimate the impact of certain accounting and tax matters that arise from the AgReserves Sale and RiverTown Sale;

•	significant tax payments arising from any acceleration of deferred taxes that arise from the AgReserves Sale and related transactions;

•	the performance of the surplus assets in the Pension Plan may not be what we expected; and

•	the commencement and completion of the tender offer.

For further information on factors that could cause actual results to materially differ from projections, please see our publicly available SEC filings, including our Form 10-K for the fiscal year ended December 31, 2014 and, in particular, the discussion of “Risk Factors” set forth therein. St. Joe does not update any of its forward-looking statements except as required by law.

INTRODUCTION

To the Holders of our Shares:

The St. Joe Company, a Florida corporation (“St. Joe,” “we,” “us” or “our”), is offering to purchase up to 16,666,666 shares of its common stock, no par value, at a price of $18.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the “tender offer.” Unless the context otherwise requires, all references to “shares” shall refer to the shares of common stock, no par value, of St. Joe.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares St. Joe seeks are properly tendered. Shares tendered but not purchased pursuant to the tender offer will be returned at St. Joe’s expense promptly after the expiration date. See Section 1. St. Joe reserves the right, in its sole discretion, to purchase more than 16,666,666 shares in the tender offer, subject to applicable law.

The tender offer will expire at 5:00 p.m., New York City time, on September 22, 2015, unless the tender offer is extended.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER ST. JOE, OUR BOARD OF DIRECTORS, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. ST. JOE HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION. SHAREHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

Our directors, executive officers and affiliates are entitled to participate in the tender offer on the same basis as all other shareholders. All of our directors and executive officers have indicated that they do not currently intend to participate in the tender offer (though no final decision has been made). Fairholme Capital Management, L.L.C. has advised us that it does not intend to cause client accounts over which it exercises investment discretion, including The Fairholme Fund, a series of Fairholme Funds, Inc., to tender any shares into the offer, and we are not aware of any of our other affiliates that intend to tender any shares in the tender offer.

The equity ownership of our directors, executive officers and affiliates who do not tender their shares in the tender offer, and the equity ownership of other shareholders who do not tender their shares pursuant to the tender offer, will proportionately increase as a percentage of our issued and outstanding shares to the extent we purchase shares in the tender offer.

The purchase price will be paid net to the tendering shareholder in cash, less any applicable withholding taxes and without interest, for all the shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares in the tender offer. Shareholders holding shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender shares through such brokers or other nominees and not directly to the Depositary. See Sections 3 and 13 regarding certain tax consequences of the tender offer.

Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding (at a rate of 28% of the gross proceeds), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as corporations and Non-U.S. Holders (as defined in Section 13). Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements. In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit a statement (generally, an applicable IRS Form W-8), signed under penalties of perjury and attesting to that holder’s exempt status, or other acceptable certification. Such statements can be obtained from the Depositary or from the IRS’s website. See Section 3. Also see Section 13 regarding United States federal income tax consequences of the tender offer.

As of August 21, 2015, St. Joe had 92,332,565 issued and 91,677,700 outstanding shares (and 99,775 shares reserved for issuance upon exercise of all outstanding stock options). The 16,666,666 shares that St. Joe is offering to purchase represent approximately 18.2% of the shares outstanding on August 21, 2015. On August 21, 2015, the last trading day before the announcement and commencement of the tender offer, the last reported sale price of the shares on the NYSE was $16.89 per share. Shareholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the tender offer.

THE TENDER OFFER

1.	Aggregate Purchase Price for Shares; Priority of Purchase; Proration.

General. Upon the terms and subject to the conditions of the tender offer, St. Joe will purchase 16,666,666 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a price of $18.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “expiration date” means 5:00 p.m., New York City time, on September 22, 2015, unless and until St. Joe, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by St. Joe, shall expire. See Section 15 for a description of St. Joe’s right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the SEC, St. Joe may, and St. Joe expressly reserves the right to, purchase pursuant to the tender offer an additional number of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section 15. In the event of an over-subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots. Except as described herein, withdrawal rights expire on the expiration date.

If (1)(a) St. Joe increases or decreases the price to be paid for shares, (b) St. Joe increases the number of shares being sought in the tender offer and the increase exceeds 2% of the outstanding shares, or (c) St. Joe decreases the number of shares being sought, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 15, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

The tender offer is not conditioned upon obtaining financing or on any minimum number of shares being tendered. The tender offer is, however, subject to other conditions. See Section 7.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer. However, because of the odd lot priority, proration and conditional tender provisions of the tender offer, all of the shares tendered will not be purchased if more than the number of shares St. Joe seeks are properly tendered. All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of proration or conditional tenders, will be returned at St. Joe’s expense promptly after the expiration date. Shareholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer. In the event a shareholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Depositary.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 16,666,666 shares, or such greater number of shares as St. Joe may elect to purchase, subject to applicable law, St. Joe will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

Priority of Purchases. Upon the terms and subject to the conditions of the tender offer, if greater than 16,666,666 shares, or such greater number of shares as St. Joe may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the expiration date, St. Joe will purchase properly tendered shares on the basis set forth below:

(1) First, St. Joe will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (as defined below) who:

(a) tenders all shares owned beneficially or of record by that odd lot holder (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

(b) completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

(2) Second, after the purchase of all of the shares tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, St. Joe will purchase all other shares properly tendered and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until St. Joe has purchased 16,666,666 shares (or such greater number of shares as St. Joe may elect to purchase, subject to applicable law).

(3) Third, only if necessary to permit St. Joe to purchase 16,666,666 shares (or such greater number of shares as St. Joe may elect to purchase, subject to applicable law), St. Joe will purchase shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a shareholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased.

Odd Lots. For purposes of the tender offer, the term “odd lots” shall mean all shares properly tendered prior to the expiration date and not properly withdrawn by any person referred to as an “odd lot holder” who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have share certificates representing fewer than 100 shares. By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares. Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, St. Joe will determine the proration factor as soon as practicable following the expiration date. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, subject to conditional tenders.

Because of the difficulty in determining the number of shares properly tendered, including shares tendered by the guaranteed delivery procedure, as described in Section 3, and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, St. Joe does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until approximately five business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain this information from their brokers.

As described in Section 13, the number of shares that St. Joe will purchase from a shareholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to that shareholder’s decision whether or not to tender shares and whether or not to condition any tender upon the purchase of a minimum number of shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on St. Joe’s shareholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. The primary purpose of the tender offer is to provide our shareholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. As described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, we currently have significant liquid assets as a result of certain asset sales consummated in 2014. On March 5, 2014, we completed our sale to AgReserves, Inc., of approximately 380,000 acres of land located in Northwest Florida, along with certain other assets and inventory and rights under certain continuing leases and contracts for total consideration of $562.0 million (the “AgReserves Sale”), including $358.2 million in cash and a $200 million fifteen year installment note (the “Timber Note”), which we subsequently contributed to a special purpose vehicle, along with certain related rights, in exchange for $165 million in cash and a right to certain future cash payments. In addition, on April 2, 2014, we completed our sale to an affiliate of Mattamy (Jacksonville) Partnership d/b/a Mattamy Homes of approximately 4,057 acres of real property and certain other assets in exchange for consideration including $24.0 million in cash and $19.6 million in the form of a purchase money note (which has been paid in full as of June 30, 2015) (the “RiverTown Sale”). Based on an evaluation of St. Joe’s operations, financial condition, capital needs, regulatory requirements, strategy and expectations for the future, including the fact that we are currently studying a longer-term property development strategy that could generate losses and negative cash flows for an extended period of time if we continue with the self-development of recently granted entitlements, our management and Board of Directors believe that it is appropriate at this time to offer to repurchase shares pursuant to the tender offer using a portion of the cash proceeds we received from the AgReserves Sale and the RiverTown Sale.

We also believe that the tender offer provides shareholders with an opportunity to obtain liquidity with respect to all or a portion of their shares without the potential disruption to the share price that can result from market sales. The liquidity of the trading market in our shares is currently limited as a result of relatively concentrated ownership by our major shareholders and the long-term nature of our business, and trading in our shares will likely continue to be relatively illiquid for the foreseeable future.

The tender offer also provides certain shareholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the tender offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Shareholders holding shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, odd lot holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased in the tender offer will avoid not only the payment of brokerage commissions but also any odd lot discounts that might be applicable to sales of their shares.

In addition, if St. Joe completes the tender offer, shareholders who choose not to tender will own, and shareholders who retain an equity interest in St. Joe as a result of a partial or conditional tender of shares may own, a greater percentage ownership of our outstanding shares to the extent we purchase shares in the tender offer. However, following consummation of the tender offer, shareholders retaining an equity interest in St. Joe may also face reduced trading liquidity.

Potential Benefits of the Tender Offer. We believe the tender offer will provide benefits to us and our shareholders, including the following:

•	we believe the tender offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales; and

•	upon the completion of the tender offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in St. Joe.

Potential Risks and Disadvantages of the Tender Offer. The tender offer also presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

•	as a result of the tender offer, our ability to engage in significant cash acquisitions is expected to be reduced. There can be no assurance that we will be able to raise debt or equity financing in the future;

•	the tender offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower stock prices or reduced liquidity in the trading market for our shares following completion of the tender offer; and

•	if certain large shareholders do not participate in the tender offer, it will further concentrate their ownership of St. Joe. For example, because Fairholme Capital Management, L.L.C. (which is controlled by the Chairman of our Board of Directors, Mr. Bruce R. Berkowitz, and exercises investment discretion over accounts holding approximately 26.8% of the shares) does not intend to cause client accounts to participate in the tender offer, the ownership of St. Joe by advisory clients of Fairholme Capital Management, L.L.C. could increase from 26.8% to up to approximately 32.7% pro forma on a beneficial basis. Concentrated ownership may limit the ability of our shareholders to influence corporate matters and may also have the effect of delaying, preventing or defeating a change of control.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE TENDER OFFER. HOWEVER, NONE OF ST. JOE, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE TENDER OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

Certain Effects of the Tender Offer. The purchase of shares in the tender offer will reduce the number of shares that might otherwise trade publicly and is likely to reduce the number of St. Joe shareholders. As of

August 21, 2015, we had 92,332,565 issued and 91,677,700 outstanding shares (and 99,775 shares reserved for issuance upon exercise of all outstanding stock options). Assuming St. Joe acquires 16,666,666 shares in the tender offer, approximately 75,011,034 shares will be outstanding immediately after the tender offer. This may reduce the volume of trading in the shares and make it more difficult to buy or sell significant amounts of the shares without materially affecting the market price.

Shareholders who choose not to tender will own, and shareholders who retain an equity interest in St. Joe as a result of a partial or conditional tender of shares may own, a greater percentage ownership of our outstanding shares to the extent we purchase shares in the tender offer. These shareholders will also bear the attendant risks and rewards associated with owning the equity securities of St. Joe, including risks resulting from our purchase of shares. We can give no assurance, however, that we will not issue additional shares (or reissue shares held in treasury) or other equity interests in the future.

In addition, following consummation of the tender offer, shareholders retaining an equity interest in St. Joe may also face reduced trading liquidity. Shareholders may be able to sell non-tendered shares in the future, on the NYSE or otherwise, at a net price which may be significantly higher or lower than $18.00 per share. We can give no assurance, however, as to the price at which a shareholder may be able to sell the shares in the future.

The accounting for our purchase of shares in the tender offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase, plus related fees and expenses, and a corresponding reduction in cash and cash equivalents and investments.

Shares we acquire pursuant to the tender offer will be held in treasury or become authorized and unissued shares and will be available for us to issue without further shareholder action (except as required by applicable law) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Based on the published guidelines of the NYSE and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting of the remaining shares on the NYSE. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

The shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares under the tender offer, the shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

Rule 13e–4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, or other securities convertible into or exercisable for shares, other than pursuant to the tender offer, until at least 10 business days following the expiration date, except pursuant to certain limited exemptions provided in Rule 13e–4.

Section 607.0902 of the Florida Business Corporation Act (“FBCA”) contains a control-share acquisition statute which limits the voting rights of “control shares” acquired in a “control-share acquisition,” which is intended to deter hostile takeovers of publicly held Florida corporations. Under this section, unless an exception applies, control shares acquired in a control share acquisition have voting rights only if, and to the extent, granted in a resolution of the shareholders of the corporation approved by (i) the majority of all the votes entitled to be cast by each class or series entitled to vote on the proposed control-share acquisition and (ii) a majority of all shares of each class or series entitled to vote separately on the proposal, excluding any shares that are owned by the acquiring person or persons, each officer of the corporation and each employee of the corporation who is also a director of the corporation. For the purposes of the FBCA, “control shares” means shares of a corporation which provide for at least 20% of the voting power in the election of the corporation’s directors. For the purposes of the FBCA, “control share acquisition” means, with certain exceptions, the direct or indirect acquisition of control shares. St. Joe’s articles of incorporation and bylaws do not contain any provision to “opt-out” of Section 607.0902 of the FBCA.

We believe that a shareholder whose percentage ownership of St. Joe were to rise above 20% solely because of the reduction in St. Joe’s outstanding stock resulting from the purchase of shares by St. Joe in the tender offer would not trigger the provisions of Section 607.0902 of the FBCA, although any subsequent acquisition of shares by such shareholder would. Shareholders are urged to consult their own legal advisers with respect to the applicability and effects of Section 607.0902 of the FBCA in light of each shareholder’s specific circumstances.

Other Plans. Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, neither St. Joe nor any of its executive officers, directors or affiliates (including executive officers and directors of St. Joe’s affiliates) has any plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•	any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment arrangements of any executive officer;

•	any material change in our present dividend policy or our capitalization or our indebtedness;

•	any class of our equity securities ceasing to be authorized to be listed on the NYSE;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 13 of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than the grant of restricted stock, restricted stock units or stock options to employees in the ordinary course of business; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of St. Joe.

Through December 31, 2011, our Board of Directors had authorized a total of $950.0 million for the repurchase of outstanding shares from shareholders (the “Stock Repurchase Program”). Through June 30, 2015, a total of approximately $846.2 million had been expended in the Stock Repurchase Program from its inception. During the period beginning July 21, 2015 and ending on August 10, 2015, St. Joe purchased shares under the Stock Purchase Program with an aggregate purchase price of $10.2 million pursuant to its Rule 10b5-1 trading plan. On August 15, 2015, our Board of Directors authorized the repurchase of additional shares with an aggregate purchase price of up to $300 million (including the previously unused $93.6 million of authority). As a result, as of the commencement of the tender offer, St. Joe has remaining authority under the Stock Repurchase Program of $300 million, substantially all of which will be used if the tender offer is fully subscribed. After completing the tender offer, we may consider from time to time various means of returning additional cash to shareholders, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. However, there can be no assurance that we will pursue any such actions. See Section 2.

All of our directors and executive officers have indicated that they do not currently intend to participate in the tender offer (though no final decision has been made). Fairholme Capital Management, L.L.C. has advised us that it does not intend to cause client accounts over which it exercises investment discretion, including The Fairholme Fund, a series of Fairholme Funds, Inc., to tender any shares into the offer, and we are not aware of any of our other affiliates that intend to tender any shares in the tender offer.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an “agent’s message” (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the expiration date by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, or (2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

Brokers, dealers, commercial banks, trust companies or other nominee holders of shares likely will have an earlier deadline for shareholders to act to instruct them to accept the tender offer on a their behalf. Shareholders who hold shares through nominee holders are urged to immediately contact the nominee holder of their shares to determine the applicable deadline.

Odd lot holders who tender all shares must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Shareholders may tender shares subject to the condition that all or a specified minimum number of their shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” on the Letter of Transmittal, and, if appropriate, the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR OWN FINANCIAL OR TAX ADVISOR WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 13.

Shareholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Shareholders who hold their shares through nominee holders are urged to consult the nominee holders of their shares to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Signature Guarantees and Method of Delivery. Except as otherwise provided below, all signatures must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this Section 3, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the shares) of shares tendered herewith and such registered owner has not completed the box titled “Special Payment Instructions” or the box titled “Special Delivery Instructions” on this Letter of Transmittal or (b) if such shares are tendered for the account of an Eligible Institution. See Instruction 1 to the Letter of Transmittal.

In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof including any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedure for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase before the expiration date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that St. Joe may enforce such agreement against such participant.

United States Federal Backup Withholding. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a tendering U.S. Holder (as defined in Section 13) or other U.S. payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the U.S. Holder or other U.S. payee provides his or her correct taxpayer identification number (employer identification number or Social Security number) to the Depositary, certifies as to no loss of exemption from backup withholding and complies with applicable requirements of the backup withholding rules, or such U.S. Holder or other U.S. payee is otherwise exempt from backup withholding. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain U.S. Holders (including, among others, corporations) are not subject to these backup withholding requirements. For a discussion of certain United States federal income tax consequences to tendering U.S. Holders, see Section 13.

In addition, in order for a Non-U.S. Holder (as defined in Section 13) to avoid backup withholding, the Non-U.S. Holder must submit an applicable IRS Form W-8, signed under penalties of perjury and attesting to such holder’s exempt status, or other acceptable certification. Non-U.S. Holders can obtain the applicable IRS Form W-8 from the Depositary or from the IRS’s website.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE IRS FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR SUCH

OTHER IRS FORM AS MAY BE APPLICABLE) AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER.

United States Federal Income Tax Withholding on Non-U.S. Holders. Even if a Non-U.S. Holder (as defined in Section 13) has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the tender offer to the Non-U.S. Holder or his or her agent may be subject to withholding of United States federal income tax at a rate of 30%, unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available, a properly completed and executed applicable IRS Form W-8 (or other acceptable certification) is provided to the Depositary and other requirements are met. Such forms can be obtained from the Depositary or from the IRS’s website. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder satisfies one of the “Section 302 Tests” for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due. In addition, as described in Section 13 below, “FATCA” withholding may apply to amounts paid to a Non-U.S. Holder pursuant to the tender offer unless specified requirements are met.

Non-U.S. Holders should review Section 13 and consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the tender offer and the certificates for the shareholder’s shares are not immediately available or the shareholder cannot deliver certificates for its shares and all other required documents to the Depositary before the expiration date, or the shareholder’s shares cannot be delivered before the expiration date under the procedure for book-entry transfer, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form St. Joe has provided with this Offer to Purchase, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•	the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stock Options. Options to purchase shares cannot be tendered in the tender offer. Holders of vested but unexercised options may exercise such options in accordance with the terms of St. Joe’s share-based compensation plans and St. Joe’s policies and practices, and tender the shares received upon such exercise in accordance with the tender offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason. Holders of vested but unexpired options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them based on their stock option exercise prices and the expiration date of their options, the tender price and the provisions for pro rata purchases by St. Joe. St. Joe strongly encourages optionholders to discuss the tender offer with their own financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the expiration date. Accordingly,

St. Joe suggests that options for such shares be exercised in accordance with the terms of the related stock option plan and option agreement and St. Joe policies and practices at least four business days prior to the expiration date.

Return of Unpurchased Shares. If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the book-entry transfer facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by St. Joe, in its sole discretion, and St. Joe’s determination will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. St. Joe reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which St. Joe determines may be unlawful. St. Joe also reserves the absolute right to waive any of the conditions of the tender offer prior to the expiration of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular shareholder, whether or not St. Joe waives similar defects or irregularities in the case of any other shareholder, and St. Joe’s interpretation of the terms of the tender offer will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. In the event a condition to the tender offer is waived with respect to any particular shareholder prior to the expiration of the tender offer, the same condition will be waived with respect to all shareholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by St. Joe. None of St. Joe, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any tender, nor will any of them incur any liability for failure to give this notice.

Tendering Shareholder’s Representation and Warranty; Acceptance by St. Joe Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering shareholder’s representation and warranty to St. Joe that (1) the shareholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. St. Joe’s acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering shareholder and St. Joe upon the terms and conditions of the tender offer.

Lost Certificates. Shareholders whose share certificate for part or all of their shares has been lost, stolen, destroyed or mutilated may contact the Depositary at (800) 937-5449 for instructions as to obtaining the necessary documents. Those documents will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond will be required to be posted by the shareholder to secure against the risk that the share certificates may be subsequently recirculated. Shareholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Share certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any signature guarantees, and any other required documents must be delivered to the Depositary and not to St. Joe or the Information Agent. Any such documents delivered to St. Joe or the Information Agent will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by St. Joe pursuant to the tender offer, also may be withdrawn at any time after October 20, 2015. Shareholders who tendered their shares by giving instructions to a bank, broker, dealer, trust company or other nominee must instruct that person to arrange for the withdrawal of their shares.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the tendering shareholder also must submit the serial numbers shown on the share certificates for those shares to be withdrawn to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution. If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedure.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by St. Joe, in its sole discretion, and St. Joe’s determination will be final and binding, subject to a court of law having jurisdiction regarding such matters. St. Joe reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not St. Joe waives similar defects or irregularities in the case of any other shareholder. None of St. Joe, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If St. Joe extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to St. Joe’s rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of St. Joe, and these shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. The right to retain shares is subject to St. Joe’s legal obligation to pay for shares properly tendered and not properly withdrawn promptly following the expiration date (subject to the terms and conditions of the tender offer) or to return the tendered securities promptly after the termination of the tender offer.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, St. Joe will accept for payment and pay for, and thereby purchase, shares properly tendered and not properly withdrawn prior to the expiration date. For purposes of the tender offer, St. Joe will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, St. Joe will accept for payment and pay the per share purchase price of $18.00 for 16,666,666 shares, subject to increase or decrease as provided in Section 15, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer; and

•	any other required documents.

St. Joe will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for these shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from St. Joe and transmitting payment to the tendering shareholders.

In the event of proration, St. Joe will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date; however, St. Joe does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately five business days after the expiration date. Certificates for all shares tendered and not purchased, including shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at St. Joe’s expense promptly after the expiration date or termination of the tender offer.

Under no circumstances will interest on the purchase price be paid by St. Joe regardless of any delay in making the payment. In addition, if certain events occur, St. Joe may not be obligated to purchase shares pursuant to the tender offer. See Section 7.

St. Joe will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the IRS Form W-9 included with the Letter of Transmittal (or an applicable IRS Form W-8, or other acceptable certification, if the tendering shareholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the tender offer. See Section 3. Non-U.S. Holders should review Section 13 and consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6.	Conditional Tender of Shares.

Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered prior to the expiration date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered must be purchased if any shares tendered by such shareholder are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and if applicable, the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the number of shares to be purchased. Each shareholder is urged to consult with his or her own financial or tax advisor.

After the tender offer expires, if more than 16,666,666 shares (or such greater number of shares as St. Joe may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn and St. Joe must prorate its acceptance of and payment for tendered shares, St. Joe will calculate a preliminary proration percentage, after taking into account the priority given to odd lot holders, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned promptly after the expiration date at St. Joe’s expense.

After giving effect to these withdrawals, St. Joe will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 16,666,666 (or such greater number of shares as St. Joe may elect to purchase, subject to applicable law) then, to the extent feasible, St. Joe will select enough of the conditional tenders that would otherwise have been withdrawn to permit St. Joe to purchase 16,666,666 shares (or such greater number of shares as St. Joe may elect to purchase). In selecting among the conditional tenders, St. Joe will select by random lot treating all tenders by a particular shareholder as a single lot and will limit its purchase in each case to the designated minimum of shares to be purchased. Conditional tenders will be selected by lot only from shareholders who tender all of their shares.

7.	Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, St. Joe will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if any of the following events or circumstance shall have occurred (or shall have been determined by St. Joe in its reasonable judgment to have occurred):

(1) there shall have been proposed, instituted or pending, or St. Joe shall have received notice of, any legal action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, tribunal or arbitrator or arbitral panel that directly or indirectly (a) challenges or seeks to challenge the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer, (b) delays or restricts or seeks to delay or restrict St. Joe’s ability to, or renders or seeks to render St. Joe unable to, accept for payment some or all of the shares pursuant to the tender offer or (c) otherwise relates in any manner to the tender offer or seeks to obtain material damages in respect of the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or St. Joe or any of its subsidiaries, by any court or any authority, agency, tribunal or arbitrator or arbitral panel that, in St. Joe’s reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, or (b) delay or restrict the ability of St. Joe, or render St. Joe unable, to accept for payment or pay for some or all of the shares under the tender offer;

(3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (c) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (d) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any adverse change in the financial or capital markets generally, that, in St. Joe’s reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States, (e) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of St. Joe, have a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or business or financial prospects of St. Joe or any of its subsidiaries, taken as a whole, (f) any decline of 10% or more in the market price for the shares, the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or Standard and Poor’s 500 Composite Index from the close of business on August 21, 2015, or (g) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4) a tender or exchange offer for any or all of the shares (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving St. Joe or any of its subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or St. Joe or any of its subsidiaries has entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction;

(5) St. Joe learns that (a) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before August 21, 2015), (b) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before August 21, 2015 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of an additional 2% or more of the outstanding shares, or (c) any new group has been formed that beneficially owns more than 5% of St. Joe’s outstanding shares (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

(6) any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire St. Joe or any of its subsidiaries or any of the respective assets or securities of St. Joe and its subsidiaries;

(7) any change, condition, event or development (or any condition, event or development involving a prospective change) shall have occurred (or St. Joe learns of any such condition, event or development), in the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, licenses, franchises, permits, permit applications, results of operations or business or financial prospects of St. Joe or any of its subsidiaries that, in St. Joe’s reasonable judgment, has, or could reasonably be expected to have, a material adverse effect on St. Joe and its subsidiaries, taken as a whole, on the value of or trading in the shares, on St. Joe’s ability to consummate the tender offer or on the benefits of the tender offer to St. Joe; or

(8) there shall be any reasonable likelihood, as determined by St. Joe in its reasonable judgment, that the consummation of the tender offer and the purchase of shares could result in either (a) the tender offer being considered a “going private transaction” under Rule 13e-3 of the Exchange Act or (b) St. Joe failing to comply with the distribution requirements of Section 607.06401 of the Florida Statutes.

The foregoing conditions are for the sole benefit of St. Joe, and St. Joe may assert them, and, with the exception of condition (8) above, waive them, in whole or in part, at any time and from time to time in its sole discretion prior to the expiration of the tender offer. St. Joe’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the expiration of the tender offer. In certain circumstances, if St. Joe waives any of the conditions described above, St. Joe may be required to extend the expiration date. Any determination or judgment by St. Joe concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

8.	Price Range of Shares; Dividends.

St. Joe’s shares are traded on the NYSE under the trading symbol “JOE.” The following table sets forth the high and low closing prices per share reported on the NYSE for each of the fiscal periods indicated.

Year ended December 31, 2013

	High	Low
First Quarter	$24.38	$20.17
Second Quarter	$21.41	$18.98
Third Quarter	$23.24	$19.31
Fourth Quarter	$20.99	$17.46

Year ended December 31, 2014

	High	Low
First Quarter	$19.61	$17.78
Second Quarter	$26.20	$17.85
Third Quarter	$26.21	$19.93
Fourth Quarter	$20.10	$17.55

Year ending December 31, 2015

	High	Low
First Quarter	$18.56	$16.16
Second Quarter	$19.03	$15.07
Third Quarter (through August 21, 2015)	$17.56	$15.70

On August 21, 2015, the last full trading day before we announced and commenced the tender offer, the last reported sale price of the shares on the NYSE was $16.89 per share. As shown in the table, during 2015, the common stock has traded at prices higher than $18.00. We urge shareholders to obtain a current market quotation for the shares before deciding whether and at what price or prices to tender their shares.

Dividends. The holders of our shares participate proportionately, on a per share basis, in all dividends and other distributions that our Board of Directors may declare. We did not pay cash dividends during the periods presented above.

9.	Source and Amount of Funds.

Assuming the tender offer is fully subscribed, we expect the aggregate purchase price for the shares acquired pursuant to the tender offer, together with all related fees and expenses, to be approximately $300.5 million. We expect to fund the share purchases in the tender offer, and to pay related fees and expenses, from our current assets, including cash and cash equivalents and investments. The tender offer is not conditioned upon the receipt of financing. See Section 7.

10.	Certain Information Concerning St. Joe.

General. St. Joe was incorporated in 1936. We are a real estate development and operating company with real estate assets and operations currently concentrated primarily between Tallahassee and Destin, Florida, which we predominantly use, or intend to use, for or in connection with, our various residential or commercial real estate developments, resorts and leisure operations, leasing operations or our forestry operations.

We have significant residential and commercial land-use entitlements in hand or in process. We seek higher and better uses for our assets through a range of activities from strategic land planning and development, infrastructure improvements and promoting economic development in the regions where we operate. We may explore the sale of such assets opportunistically or when we believe they have reached their highest and best use.

Our principal executive offices are located at 133 South WaterSound Parkway, WaterSound, Florida 32413, and our telephone number is (850) 231-6400.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the tender offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	St. Joe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed on February 27, 2015;

•	St. Joe’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015, filed on May 8, 2015 and August 6, 2015, respectively;

•	St. Joe’s Current Reports on Form 8-K filed on January 26, 2015 and July 7, 2015; and

•	St. Joe’s Proxy Statement on Schedule 14A for St. Joe’s Annual Meeting of Stockholders held on June 30, 2015.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Call Toll-Free: (800) 330-5897

All Others Call: (212) 269-5550

Email: joe@dfking.com

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of August 21, 2015, St. Joe had 92,332,565 issued and 91,677,700 outstanding shares (and 99,775 shares reserved for issuance upon exercise of all outstanding stock options). The 16,666,666 shares that St. Joe is offering to purchase represent approximately 18.2% of the shares outstanding on August 21, 2015.

Our directors, executive officers and affiliates are entitled to participate in the tender offer on the same basis as all other shareholders. All of our directors and executive officers have indicated that they do not currently intend to participate in the tender offer (though no final decision has been made). Fairholme Capital Management, L.L.C. has advised us that it does not intend to cause client accounts over which it exercises investment discretion, including The Fairholme Fund, a series of Fairholme Funds, Inc., to tender any shares into the offer, and we are not aware of any of our other affiliates that intend to tender any shares in the tender offer. The equity ownership of our directors, executive officers and affiliates who do not tender their shares in the tender offer will proportionately increase as a percentage of our issued and outstanding shares to the extent we purchase shares in the tender offer.

The following table provides information with respect to the beneficial ownership of our shares by (i) all persons known by us to own beneficially more than 5% of our shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group. Except as described in the footnotes below, we based the share amounts on each person’s beneficial ownership of our shares as of August 21, 2015.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Shares(3)
Current Directors and Executive Officers
Cesar L. Alvarez	—	—
Marek Bakun	—	—
Bruce R. Berkowitz(4)	24,563,080	26.8%
Patrick Bienvenue	—	—
Kenneth Borick(5)	14,712	*
Howard S. Frank	—	—
Jorge L. Gonzalez	4	*
David Harrelson(6)	2,761	*
Jeffrey Keil	10,880	*
Stanley Martin	14,100	*
Patrick W. Murphy	—	—
Thomas P. Murphy, Jr.	22,844	*
Vito S. Portera	5,527	*
Five Percent Beneficial Owners
Fairholme Capital Management, L.L.C., Bruce R. Berkowitz and Fairholme Funds, Inc.(4)	24,563,080	26.8%
Blackrock, Inc.(7)	18,205,737	19.9%
Janus Capital Management, LLC and Janus Contrarian Fund(8)	12,467,343	13.6%
T. Rowe Price Associates, Inc.(9)	5,467,675	6.0%
All Current Executive Officers and Directors as a group (13 persons)	24,633,908	26.9%

*	Less than 1% of shares beneficially owned.
(1)	Unless otherwise indicated, the address and business telephone number for each director and executive officer of St. Joe are c/o The St. Joe Company, 133 South WaterSound Parkway, WaterSound, Florida 32413 and (850) 231-6400, respectively.
(2)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d–3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person owns or has the right to acquire within 60 days from the date of this table.
(3)	The percentages reported are based on 91,677,700 shares outstanding as of August 21, 2015. However, any shares that a person does not currently own, but has the right to acquire within 60 days from the date of this table (including shares that may be acquired upon exercise of stock options), are deemed to be outstanding for the purpose of computing the percentage ownership of such person.
(4)	Based on information provided by Fairholme Capital Management, L.L.C. (“FCM”), FCM and Bruce R. Berkowitz shared the power to vote or direct the vote of 24,563,080 shares and shared the power to dispose or direct the disposition of 24,563,080 shares. The Fairholme Fund, a series of Fairholme Funds, Inc., shared the power to vote or direct the vote of 23,136,502 shares and shared the power to dispose or direct the disposition of 23,136,502 shares. The address and business telephone number for the foregoing persons are 4400 Biscayne Boulevard, 9th Floor, Miami, Florida 33137 and (305) 358-3000, respectively.
(5)	Includes 2,595 shares issuable upon the exercise of stock options exercisable within 60 days.
(6)	Includes 1,446 shares issuable upon the exercise of stock options exercisable within 60 days.
(7)	Based solely on information contained in a Schedule 13G/A filed by Blackrock, Inc. on January 9, 2015. According to the Schedule 13G/A, the address for Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.

(8)	Based solely on information contained in a Schedule 13G/A filed by Janus Capital Management, LLC (“Janus Capital”) on February 18, 2015. According to the Schedule 13G/A, Janus Capital has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 12,467,343 shares, through its ownership in certain registered investment advisers which furnish advise to various managed portfolios and (ii) Janus Contrarian Fund has sole voting and dispositive power with respect to 10,451,593 shares. Janus Contrarian Fund is an investment company and one of the managed portfolios to which Janus Capital provides investment advice. The address for the foregoing persons is 151 Detroit Street, Denver, Colorado 80206.
(9)	Based solely on information contained in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 11, 2015. According to the Schedule 13G/A, Price Associates has sole voting power with respect to 1,030,217 shares and sole dispositive power with respect to 5,467,675 shares.

Recent Securities Transactions. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, no transactions with respect to shares have been effected during the 60 days prior to the date hereof by us or, to our knowledge after making reasonable inquiry, by any of our directors, executive officers, affiliates or subsidiaries, other than:

Name of Reporting Person	Date of Transaction	Nature of Transaction	Number of Shares	Disposition or Grant Price as Applicable
Stanley Martin	June 30, 2015	Grant of fully-vested restricted stock	3,220	$0.00
Thomas P. Murphy, Jr.	June 30, 2015	Grant of fully-vested restricted stock	3,220	$0.00
Vito S. Portera	June 30, 2015	Grant of fully-vested restricted stock	3,220	$0.00
The St. Joe Company	July 21, 2015	Purchase of Shares(1)	2,817	$16.25(2)
The St. Joe Company	July 22, 2015	Purchase of Shares(1)	9,287	$16.25(2)
The St. Joe Company	July 23, 2015	Purchase of Shares(1)	53,026	$16.15(2)
The St. Joe Company	July 24, 2015	Purchase of Shares(1)	72,498	$16.08(2)
The St. Joe Company	July 27, 2015	Purchase of Shares(1)	59,592	$16.11(2)
The St. Joe Company	July 28, 2015	Purchase of Shares(1)	29,714	$16.21(2)
The St. Joe Company	July 29, 2015	Purchase of Shares(1)	29,236	$16.20(2)
The St. Joe Company	July 30, 2015	Purchase of Shares(1)	42,499	$16.15(2)
The St. Joe Company	July 31, 2015	Purchase of Shares(1)	29,153	$16.24(2)
The St. Joe Company	August 3, 2015	Purchase of Shares(1)	22,450	$16.22(2)
The St. Joe Company	August 4, 2015	Purchase of Shares(1)	23,208	$16.24(2)
The St. Joe Company	August 5, 2015	Purchase of Shares(1)	69,624	$15.94(2)
The St. Joe Company	August 6, 2015	Purchase of Shares(1)	69,303	$15.93(2)
The St. Joe Company	August 7, 2015	Purchase of Shares(1)	101,222	$15.68(2)
The St. Joe Company	August 10, 2015	Purchase of Shares(1)	20,967	$16.19(2)

(1)	Transaction executed in accordance with Rule 10b5-1 trading plan established on July 10, 2015.
(2)	Represents weighted average price of purchases executed in multiple transactions at a range of prices, rounded to two decimal places.

Equity Incentive Plans. In 2015, the Board of Directors adopted and St. Joe’s shareholders approved The St. Joe Company 2015 Performance and Equity Incentive Plan (the “2015 Plan”). The 2015 Plan authorizes St. Joe to grant awards in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, stock bonuses and other forms of awards granted or denominated in our shares, as well as performance awards, which may be denominated in cash or stock, to eligible persons, including officers and employees of St. Joe and its subsidiaries and affiliates, directors of St. Joe, and certain consultants and advisers. The 2015 Plan is administered by the Compensation Committee of the Board of Directors (except with respect to awards to independent directors, over which the full Board has authority). The Compensation Committee, or its delegate, is authorized to determine the amounts of awards, vesting and, for performance-based awards, the criteria and target(s) on which performance will be measured. The total number of shares reserved and available for delivery under the 2015 Plan at any time during the term of the 2015 Plan is currently equal to 1,500,000 shares, subject to adjustment in certain circumstances. This includes 1,454,194 shares reserved under St. Joe’s 2009 Equity Incentive Plan (the “2009 Plan” and, together with the 2015 Plan, the “Equity Incentive Plans”).

The 2009 Plan was superseded by the 2015 Plan, and no new grants are made under the 2009 Plan. However, awards previously granted under the 2009 Plan, consisting of 99,775 vested and exercisable stock options, remain outstanding and subject to the terms and conditions of the 2009 Plan.

Stockholder Agreement. On September 14, 2011, St. Joe entered into a Stockholder Agreement with Fairholme Funds, Inc., on behalf of its series The Fairholme Fund (the “Fund”), and Fairholme Capital Management, L.L.C., on behalf of its advised accounts other than the Fund (“Fairholme Management” together with the Fund, “Fairholme”) permitting Fairholme to acquire beneficial ownership of up to 50% of St. Joe’s outstanding common stock. St. Joe had previously approved, in 2009, Fairholme’s acquisition of beneficial ownership of up to 30% of St. Joe’s outstanding common stock. As a result of the Board’s approval of the Stockholder Agreement, Florida’s control share acquisition statute will not apply to the beneficial ownership of shares of up to 50% of St. Joe’s outstanding common stock by Fairholme.

Pursuant to the terms of the Stockholder Agreement, Fairholme has agreed that, until September 14, 2016, it will vote any shares that it beneficially owns or has proxy voting authority in excess of 33.33% (calculated in accordance with the Stockholder Agreement) of St. Joe’s outstanding common stock in proportion to the manner in which all outstanding shares of common stock are voted. However, the proportional voting requirement will not apply in connection with any public solicitation of proxies for the removal of St. Joe’s directors or director nominees by a person or group other than Fairholme. Furthermore, the proportional voting requirement will be suspended or terminated in certain circumstances, including, but not limited to, (i) upon any person or group, other than Fairholme, becoming the beneficial owner of 15% or more of St. Joe’s outstanding common stock, (ii) upon the public announcement by St. Joe that it has entered into a definitive agreement for certain types of major transactions, including a merger or sale of all or substantially all the assets of St. Joe, (iii) upon the consummation of a sale by Fairholme to a non-affiliate holder of those shares of St. Joe’s common stock acquired after the date of the Stockholder Agreement (the “Additional Shares”) or (iv) with respect to Additional Shares beneficially owned by a Fairholme Account, upon the termination of Fairholme Management’s advisory agreement with such account.

Fairholme is St. Joe’s largest shareholder and three of our directors – Messrs. Berkowitz, Alvarez and Frank – are affiliated with Fairholme. Mr. Berkowitz, the Chairman of our Board of Directors, is the Founder, Managing Member and Chief Investment Officer of Fairholme, and the President and a director of Fairholme Funds, Inc. Mr. Alvarez is a director, and Mr. Frank an independent director, of Fairholme Funds, Inc.

Investment Management Agreement. In April 2013, we engaged Fairholme Capital Management, L.L.C. to serve as our investment adviser. Mr. Berkowitz, the Founder, Managing Member and Chief Investment Officer of Fairholme Capital Management, L.L.C., and the President and a director of Fairholme Funds, Inc., is the Chairman of our Board of Directors. Pursuant to the terms of an Investment Management Agreement, as amended, Fairholme has agreed to supervise and direct the investments of investment accounts established by us in accordance with the investment guidelines and restrictions set forth in such agreement. During 2014, the investment guidelines required that, as of the date of any investment (i) at least 50% of the investment accounts be held in cash or cash equivalents, (ii) no more than 15% of the investment accounts may be invested in securities of any one issuer (excluding the U.S. Government), (iii) any investment in any one issuer (excluding the U.S. Government) that exceeds 10%, but not 15%, requires the consent of at least two members of the Investment Committee of our Board of Directors and (iv) the investment accounts may not be invested in preferred or common stock. Fairholme Management receives no compensation for its services as our investment advisor.

Other Share Repurchases. Through December 31, 2011, our Board of Directors had authorized a total of $950.0 million for the repurchase of outstanding shares from shareholders under our Stock Repurchase Program. Through June 30, 2015, a total of approximately $846.2 million had been expended in the Stock Repurchase Program from its inception. During the period beginning July 21, 2015 and ending on August 10, 2015, St. Joe purchased shares under the Stock Purchase Program with an aggregate purchase price of $10.2 million pursuant to its Rule 10b5-1 trading plan. On August 15, 2015, our Board of Directors authorized the repurchase of additional shares with an aggregate purchase price of up to $300 million (including the previously unused $93.6 million of authority). As a result, as of the commencement of the tender offer, St. Joe has remaining authority under the Stock Repurchase Program of $300 million, substantially all of which will be used if the tender offer is fully subscribed. After completing the tender offer, we may consider from time to time various means of returning additional cash to shareholders, including open market purchases, tender offers, privately negotiated transactions and/or accelerated share repurchases after taking into account our results of operations, financial position and capital requirements, general business conditions, legal, tax and regulatory constraints or restrictions, any contractual restrictions and other factors we deem relevant. However, there can be no assurance that we will pursue any such actions.

General. Except as otherwise described herein, neither St. Joe nor, to the best of St. Joe’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any securities of St. Joe, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of St. Joe, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12.	Certain Legal Matters; Regulatory Approvals.

St. Joe is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by St. Joe as contemplated by the tender offer. Should any approval or other action be required, St. Joe presently contemplates that it will seek that approval or other action. St. Joe is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligation of St. Joe pursuant to the tender offer to accept for payment and pay for shares is subject to conditions. See Section 7.

13.	United States Federal Income Tax Consequences.

The following describes certain United States federal income tax consequences relevant to the tender offer for U.S. Holders and Non-U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed United States Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules

(including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. expatriates, U.S. Holders (as defined below) whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations, partnerships or other pass through entities and investors therein or persons who hold shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to shares acquired as compensation (including shares acquired upon the exercise of options). This discussion does not address the consequences of the alternative minimum tax, Medicare contribution tax, or any state, local or foreign tax consequences of participating in the tender offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the tender offer.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the United States. and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or any other entity treated as a partnership for United States federal income tax purposes).

If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding shares should consult their own tax advisors.

Non-Participation in the Tender Offer. Shareholders who do not participate in the tender offer will not incur any tax liability as a result of the consummation of the tender offer.

U.S. Holders. An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the tender offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a distribution from us.

Section 302 Tests. Under Section 302 of the Code, a U.S. Holder that exchanges shares for cash pursuant to the tender offer will be treated as having sold the shares for United States federal income tax purposes if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, as described below, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules set forth in Section 318 of the Code, pursuant to which the U.S. Holder will be treated as owning our shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash pursuant to the tender offer will be a “complete termination” of a U.S. Holder’s equity interest in us if the U.S. Holder owns none of our shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. An exchange of shares for cash pursuant to the tender offer will be a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash pursuant to the tender offer fails to satisfy either the “complete termination” or “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash pursuant to the tender offer that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

Sale Treatment. If a U.S. Holder that exchanges shares for cash pursuant to the tender offer is treated as having sold the shares for United States federal income tax purposes, such U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s adjusted basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to United States federal income tax at a reduced rate. The deductibility of capital loss is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the tender offer.

Distribution Treatment. If a U.S. Holder is not treated under the Section 302 Tests as having sold its shares for United States federal income tax purposes, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend that is includible in income to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to United States federal income tax at the reduced rate otherwise applicable to long-term capital gain on the gross amount treated as dividends. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it may be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the tender offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the excess will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

We cannot predict whether or the extent to which the tender offer will be over-subscribed. If the tender offer is over-subscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. In addition, depending on the total number of shares purchased pursuant to the tender offer, it is possible that a tendering U.S. Holder’s percentage interest in us (including any interest attributable to shares constructively owned by the U.S. Holder as a result of the ownership of options) could increase even though the total number of shares held by such U.S. Holder decreases. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed above.

Non-U.S. Holders. Because, as described above, we cannot predict whether any particular shareholder will be subject to sale or distribution treatment, the Depositary may treat the cash received by a Non-U.S. Holder participating in the tender offer as a dividend distribution from us. In such case, the Depositary may withhold United States federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary determines that a reduced rate of withholding is available.

Generally, to establish an applicable exemption from, or reduced rate of, United States federal withholding tax, a Non-U.S. Holder must deliver to the Depositary either (i) IRS Form W-8BEN or W-8BEN-E, as applicable (or other acceptable evidence under Treasury regulations) in which the holder certifies that it is eligible for a lower tax treaty rate with respect to dividends on the shares or (ii) an IRS Form W-8ECI in which the holder certifies that amounts it receives pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States (and, if required by a tax treaty, are attributable to a permanent establishment that it maintains within the United States). The Depositary may generally determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., an applicable IRS Form W-8) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above and certain other conditions are met or such Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due. As discussed in Section 3, backup withholding generally will not apply to amounts paid to a Non-U.S. Holder that provides the Depositary with an applicable IRS Form W-8 (or other acceptable certification).

Under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), a Non-U.S. Holder generally may be subject to United States income tax on gains realized on the disposition of common stock of a corporation that is a United States real property holding corporation (“USRPHC”), as if such Non-U.S. Holder were engaged in a trade or business in the United States and such gain were effectively connected with such trade or business. A Non-U.S. Holder of the common stock of a USRPHC is also subject to withholding in respect of a disposition of an interest in a USRPHC equal to 10% of the amount realized on such disposition. Under FIRPTA, a corporation is a USRPHC if the fair market value of the United States real property interests held by the corporation equals 50% or more of the aggregate fair market value of the corporation’s real property interests and any other assets of the corporation used or held for use in its trade or business. Stock regularly traded on an established securities market will not be treated as a United States real property interest, however, unless the Non-U.S. Holder owns, actually or constructively, more than 5% of the fair market value of all stock outstanding at any time during the shorter of the five-year period preceding a disposition or the Non-U.S. Holder’s holding period for the stock. We believe that, in light of the nature and extent of our real estate interests in the United States, we are a USRPHC. The shares are currently, and we anticipate that the shares will continue to be, regularly traded on an established securities market. Accordingly, a Non-U.S. Holder that meets one of the Section 302 Tests described above that actually or constructively owns 5% or less of the fair market value of the shares during the period described above will generally not be subject to tax under FIRPTA as a substantive matter on the exchange of shares for cash pursuant to the tender offer.

Non-U.S. Holders are urged to consult their own tax advisors regarding the FIRPTA rules discussed above, the application of United States federal income tax withholding (including eligibility for a withholding tax reduction or exemption), and the refund procedure.

Gross proceeds paid to a Non-U.S. Holder that are effectively connected with the conduct of a trade or business within the United States (and, if required by a tax treaty, are attributable to a permanent establishment within the United States) will generally be subject to United States federal income tax in the same manner as if such Non-U.S. Holder were a U.S. Holder (and a corporate Non-U.S. Holder may also be subject to the 30% branch profits tax on its effectively connected earnings and profits).

Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. Because, as discussed above, the Depositary may treat amounts paid to Non-U.S. Holders in the tender offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of shares pursuant to the tender offer.

United States Federal Income Tax Backup Withholding. See Section 3 with respect to the application of United States federal income tax backup withholding to both U.S. and Non-U.S. Holders.

14.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by St. Joe of shares under the tender offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the shares following completion of the tender offer. In addition, the tender offer may reduce the number of St. Joe shareholders. As of August 21, 2015, we had 92,332,565 issued and 91,677,700 outstanding shares (and 99,775 shares reserved for issuance upon exercise of all outstanding stock options). Shareholders may be able to sell non-tendered shares in the future on the NYSE or otherwise, at a net price higher or lower than $18.00. We can give no assurance, however, as to the price at which a shareholder may be able to sell such shares in the future.

We anticipate that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for such shares on the NYSE.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares under the tender offer pursuant to the terms of the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

Section 607.0902 of the FBCA contains a control-share acquisition statute which limits the voting rights of “control shares” acquired in a “control-share acquisition,” which is intended to deter hostile takeovers of publicly held Florida corporations. Under this section, unless an exception applies, control shares acquired in a control share acquisition have voting rights only if, and to the extent, granted in a resolution of the shareholders of the corporation approved by (i) the majority of all the votes entitled to be cast by each class or series entitled to vote on the proposed control-share acquisition and (ii) a majority of all shares of each class or series entitled to vote separately on the proposal, excluding any shares that are owned by the acquiring person or persons, each officer of the corporation and each employee of the corporation who is also a director of the corporation. For the purposes of the FBCA, “control shares” means shares of a corporation which provide for at least 20% of the voting power in the election of the corporation’s directors. For the purposes of the FBCA, “control share acquisition” means, with certain exceptions, the direct or indirect acquisition of control shares. St. Joe’s articles of incorporation and bylaws do not contain any provision to “opt-out” of Section 607.0902 of the FBCA.

We believe that a shareholder whose percentage ownership of St. Joe were to rise above 20% solely because of the reduction in St. Joe’s outstanding stock resulting from the purchase of shares by St. Joe in the tender offer would not trigger the provisions of Section 607.0902 of the FBCA, although any subsequent acquisition of shares by such shareholder would. Shareholders are urged to consult their own legal advisers with respect to the applicability and effects of Section 607.0902 of the FBCA in light of each shareholder’s specific circumstances.

15.	Extension of the Tender Offer; Termination; Amendment.

St. Joe expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by St. Joe to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. St. Joe also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. St. Joe’s reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that St. Joe must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. St. Joe further expressly reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by St. Joe to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer.

Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which St. Joe may choose to make a public announcement, except as required by applicable law, St. Joe shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through Business Wire or other comparable service. In addition, we would file any such press release as an exhibit to the Schedule TO.

If St. Joe materially changes the terms of the tender offer or the information concerning the tender offer, St. Joe will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If (1) St. Joe increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, the tender offer will be extended until the expiration of such ten business day period.

16.	Fees and Expenses; Information Agent; Depositary.

St. Joe has retained D.F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their services as Information Agent and Depositary. The Information Agent and Depositary will also be reimbursed by St. Joe for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the U.S. federal securities laws.

No fees or commissions will be payable by St. Joe to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and Depositary) for soliciting tenders of shares pursuant to the tender offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the Depositary. St. Joe, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of St. Joe, the Information Agent or the Depositary for purposes of the tender offer. St. Joe will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

17.	Miscellaneous.

The tender offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction, provided that St. Joe will comply with the requirements of Exchange Act Rule 13e-4(f)(8).

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, St. Joe has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning St. Joe.

Tendering shareholders should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal. St. Joe has not authorized any person to make any recommendation on behalf of St. Joe as to whether shareholders should tender or refrain from tendering shares in the tender offer. St. Joe has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by St. Joe, the Information Agent or Depositary.

The St. Joe Company

August 24, 2015

The Letter of Transmittal, share certificates or book-entry confirmation of shares and any other required documents should be sent or delivered by each shareholder of The St. Joe Company or that shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Tender Offer is:

If delivering by mail:	If delivering by hand, courier or other expedited service:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

By Facsimile Transmission (Eligible Institutions only): (718) 234-5001

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Call Toll-Free: (800) 330-5897

All Others Call: (212) 269-5550

Email: joe@dfking.com